Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

NorthView Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title		Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Shares of common stock, par value $0.0001 per share	(3)	457(f)	(2)	23,763,623	(2)	$0.00033333	(2)	$7,921.21	0.0001531	$1.21

	Total Offering Amounts									$7,921.21		$1.21
	Total Fees Previously Paid											21,351.25
	Total Fee Offsets											-
	Net Fee Due											$-

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Such estimate includes 15,500,000 shares of common stock, plus 2,901,833 Incentive Equity Value shares of common stock, plus 1,486,790 Private Placement Value shares of common stock, all of which will be issued at Closing, plus 3,875,000 shares of common stock issuable subject to “earnout” contingencies (23,763,623 shares of common stock in total).

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended. Profusa is a private company, no market exists for its securities, and Profusa has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of Profusa shares is one-third of the aggregate par value of the Profusa shares expected to be exchanged in the Business Combination.

(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall also cover an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.